Exhibit (h) 5.1

SHAREHOLDER SERVICES PLAN

CLASS C SHARES

CLASS E SHARES

CLASS R2 SHARES

CLASS R3 SHARES

This Shareholder Services Plan (the “Plan”) has been adopted with respect to Class C, Class E, Class R2 and Class R3 Shares (each, respectively, the “Shares”) issued by certain Funds, as defined below, of Russell Investment Company (“RIC”), an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), consisting of distinct portfolios of shares of common stock (each a “Fund” or, collectively, the “Funds”) by the Board of Trustees of the Company (the “Board”).

This Plan will pertain to:

1.	Class C and Class E Shares of each of the Russell U.S. Core Equity Fund, Russell U.S. Quantitative Equity Fund, Russell U.S. Small & Mid Cap Fund, Russell International Developed Market Fund, Russell Investment Grade Bond Fund, Russell Strategic Bond Fund, Russell Real Estate Securities Fund, Russell Emerging Markets Fund, Russell Short Duration Bond Fund, Russell Tax-Managed U.S. Mid & Small Cap, Russell Tax Exempt Bond Fund, Russell U.S. Growth Fund, Russell U.S. Value Fund, Russell Global Equity Fund, Russell Tax-Managed Global Equity Fund and Russell Money Market Fund; and

2.	Class C, Class E, Class R2 and Class R3 Shares of each of the Equity Growth Strategy, Growth Strategy, Balanced Strategy, Moderate Strategy and Conservative Strategy.

3.	Class C, Class R2 and Class R3 Shares of each of the 2010 Strategy, 2020 Strategy, 2030 Strategy and 2040 Strategy Funds.

4.	Class R2 and Class R3 Shares of each of the 2015 Strategy, 2025 Strategy, 2035 Strategy, 2045 Strategy, 2050 Strategy and In Retirement Funds.

This Plan shall also apply to Shares of any other Fund as shall be designated from time to time by the Board in any supplement to the Plan (“Supplement”).

Section 1.        Payment for Shareholder Services. RIC may compensate the Distributor or any broker-dealers, insurance companies, banks, investment advisers, financial planners and other financial institutions that are dealers of record or holders of record or that have a servicing relationship with the beneficial owners or record holders of Shares of any of RIC’s Funds offering such Shares or with purchasers of insurance company products indirectly invested in Fund shares (“Servicing Agents”), for any activities or expenses primarily intended to assist, support, or service their clients who beneficially own or are record holders of Shares of RIC’s Funds, or are purchasers of insurance company products indirectly invested in Fund shares, as set forth in a Shareholder Services Agreement, forms of which are set forth as Appendix A-1, A-2, A-3 and Appendix B hereto (each, a “Service Agreement”), provided that any material modifications of services listed in the Service Agreement shall be presented for approval or ratification by the Board at the next regularly scheduled Board meeting. Payments by RIC under this Section 1 of the Plan will be calculated daily and paid as billed at a rate or rates set from time to time by RIC’s Board, provided that no rate set by the Board for Shares of any Fund may exceed, on an annual basis, .25% of the average net asset value of that Fund’s Shares.

Section 2.        Shareholder Servicing Expenses Covered by the Plan. The fees payable under Section 1 of this Plan may be used to compensate (a) Servicing Agents for shareholder services provided, and related expenses incurred, with respect to Shares, by such Servicing Agents and (b) the Distributor for shareholder services provided, and related expenses incurred by it with respect to Shares, including payments made by the Distributor to compensate Servicing Agents for providing such shareholder services and incurring such related expenses.

Section 3.        Shareholder Services Agreements. Any officer of RIC is authorized to execute and deliver, in the name and on behalf of RIC, (a) written Service Agreements with Servicing Agents and (b) a written Service Agreement with the Distributor, each in a form duly approved from time to time by RIC’s Board. Any such Service Agreement with Servicing Agents and any such Service Agreement with the Distributor shall be in substantially the forms attached hereto as Appendix A-1, A-2, A-3 and Appendix B, respectively, until modified by the Board.

Section 4.        Limitations on Payments. Payment made by a Fund under Section 1 must be for shareholder services rendered for or on behalf of such Fund. All expenses incurred by a Fund in connection with the Service Agreement and the implementation of this Plan shall be borne entirely by the beneficial owners or holders of the Shares of the Fund, or by purchasers of insurance company products indirectly invested in Fund shares involved. If more than one Fund is involved and these expenses are not directly attributable to the Shares of a particular Fund, then the expenses may be allocated between or among the Shares of all relevant Funds in a fair and equitable manner.

Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under the rules of the Financial Industry Regulatory Authority.

Section 5.        Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to RIC’s officers and Board, and the Board shall review at least quarterly, a written report of the amounts expended by it pursuant to this Plan, or by Servicing Agents pursuant to Service Agreements, and the purposes for which such expenditures were made.

Section 6.        Continuance of Plan. Unless sooner terminated, this Plan may continue in effect for a period of one year from its date of approval and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of RIC and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the “Disinterested Trustees”) cast in person at a meeting called for the purpose of voting on this Plan.

Section 7.        Amendments. This Plan may be amended at any time with respect to any Fund by the Board provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 6 hereof.

Section 8.        Termination. This Plan is terminable, as to a Fund’s Shares, by vote of a majority of the Disinterested Trustees.

Section 9.        Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

Section 10.        Records. RIC will preserve copies of this Plan, and any agreements and written reports regarding this Plan presented to the Board for a period of not less than six years.

Section 11.        Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Russell Investment Company has adopted this revised Shareholder Services Plan as of February 24, 2009.

RUSSELL INVESTMENT COMPANY

By:
Title:

Appendix A-1

SHAREHOLDER SERVICES AGREEMENT

WITH SERVICING AGENT

RUSSELL INVESTMENT COMPANY

                                          SHARES

(“Class Shares”)

Ladies and Gentlemen:

We wish to enter into this Shareholder Services Agreement (“Agreement”) with you concerning the provision of shareholder assistance, support, and administrative services to your clients (“Customers”) who may from time to time hold or beneficially own or hold as shareholders of record of Class Shares in one or more of the portfolios (the “Funds”) of Russell Investment Company (“RIC”) for which we are the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”).

The terms and conditions of this Agreement are as follows:

Section 1.    You agree to provide administrative support services to your Customers who may from time to time beneficially own Class Shares. Such services may include, but neither are required to include nor are limited to the following (1) acting as the sole shareholder of record and nominee for Class Shareholders; (2) maintaining account records for Class Shareholders; (3) receiving, aggregating and processing Class Shareholder purchase, exchange, and redemption orders from Class Shareholders and placing net purchase, exchange, and redemption requests with us; (4) issuing confirmations to Class Shareholders; (5) providing and maintaining elective services for Class Shareholders such as check writing and wire transfer services; (6) providing Class Shareholder sub-accounting; (7) communicating periodically with Class Shareholders; (8) answering questions and handling correspondence from Class Shareholders about their accounts; (9) providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and (10) providing such other similar services as we or RIC may reasonably require to the extent you are permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

Section 2.    You will perform only those activities that are consistent with statutes and regulations applicable to you.

Section 3.    You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the shareholder investment support services contemplated hereby.

Section 4.     Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us, RIC or the Class Shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, a copy of each of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us or RIC in writing.

Section 5.    For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or RIC in any matter or in any respect, except as expressly authorized. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and RIC harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class Shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us and RIC and our respective designees concerning the performance of your responsibilities under this Agreement.

Section 6.    In consideration of the services and facilities provided by you hereunder, we, acting on behalf of RIC, will pay to you as billed, and you will accept as full payment therefor, a fee equal to the percentage of the average net asset value of Class Shares held by your Customers as set forth on Appendix A hereto. The fee rate payable to you may be prospectively increased or decreased by us or RIC, in our or its sole discretion, at any time upon notice to you. Further, we or RIC may, in our discretion and without notice, suspend or withdraw the sale of Class Shares of any and all Funds, including the sale of Class Shares to you for the account of any Customer or Customers and require that Class Shares be redeemed if any conditions of investment in Class Shares, as described in the applicable then current prospectuses, are not met. Compensation payable under this Agreement is subject to, among other things, the National Association of Securities Dealers, Inc. (“FINRA”) rules governing receipt by FINRA members of shareholder investment services plan fees from registered investment companies (the “FINRA Rules”). Such compensation shall only be paid for services determined to be permissible under the FINRA Rules, and you agree that any compensation paid under this Agreement is not for activities designed primarily to result in sales of Class Shares.

Section 7.    You agree to furnish us, RIC or our respective designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us, RIC and our respective designees (including, without limitation, any auditors or legal counsel designated by us or RIC), in connection with the preparation of reports to RIC’s Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8.    We may enter into other similar Agreements with any other person or persons without your consent.

Section 9.    By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by RIC; (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers’ assets in Class Shares of the Funds, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you, and (iii) in the event an issue pertaining to this Agreement is submitted for shareholder approval, and you have the authority for your Customer to do so, you will vote any Class Shares held for your own account in the same proportion as the vote of the Class Shares held for your Customers’ benefit.

Section 10.    You agree to conform to compliance standards adopted by us or RIC as to when a Class Shares in a Fund may be appropriately sold to or retained by particular investors.

Section 11.    This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated. This Agreement is terminable with respect to Class Shares of any Fund, without penalty, at any time by us (which termination may be by a vote of a majority of our Disinterested Trustees) or by you upon written notice to the other party hereto.

Section 12.    All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: 909 A Street, Tacoma, Washington 98402; Fax No. 253-439-1880; Attention: President.

Very truly yours,

RUSSELL FUND DISTRIBUTORS, INC., on behalf of Russell Investment Company

Dated as of	By:

Name:

Title:

ACCEPTED AND AGREED TO:

(Firm Name)

(Address)

(City) (State) (County)

Fax #

Attention:

Dated as of	By:

Name:

Title:

APPENDIX A

Fee Schedule

Class	Fee[1]

1 Fees are expressed as a percentage of the average net asset value of Class Shares held by your Customers during the preceding calendar quarter.

Appendix A-2

DEALER AGREEMENT

This Dealer Agreement is dated                     , 20        between Russell Fund Distributors, Inc. (“RFS”), a Washington corporation, the principal underwriter for Russell Investment Company who is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment company that issues shares (the “Shares”) of its separate series listed on Schedule A (each, a “Fund”), as may be amended from time to time, and                                                               (“Dealer”), a                                          who desires to serve as a dealer for the Shares of the Funds.

RFS and the Dealer agree as follows:

1.	Offers and Sales of Shares.

(a) The Dealer shall offer, purchase and redeem Shares in accordance with the terms of each Fund’s then-current prospectus and statement of additional information, including any supplements or amendments thereto (collectively the “Prospectus”) and at their respective net asset values in accordance with Rule 22c-1 of the 1940 Act. Dealer shall: (i) place orders for Shares only with RFS or the Funds’ transfer agent, (ii) date and time stamp all orders received by Dealer and (iii) transmit all orders to RFS or the Funds’ transfer agent in accordance with the applicable Prospectus and the provisions stated in Appendix A.

Dealer shall not aggregate any order to purchase or redeem Shares (an “Order”) received after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with Orders received before Market Close, and represents that its internal control structure concerning the processing and transmission of Orders is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close and to minimize errors that could result in late transmission of Orders. The Dealer represents that it has implemented and will maintain policies and procedures to detect and prevent any transaction that contravenes the restrictions or prohibitions on abusive trading described in the Prospectus. Prices of the Shares are computed by a Fund in accordance with its Prospectus. Orders received by Dealer before Market Close will receive that day’s net asset value and Orders received by the Dealer after Market Close will receive the next day’s net asset value. The Dealer shall not transmit, and RFS or the Funds’ transfer agent will not accept, any Orders placed on a conditional basis or subject to any delay or contingency prior to execution.

The Dealer shall act as agent on behalf, and accept from, persons who hold accounts with the Dealer or its correspondents (together, its “Customers”). The Dealer shall not act as agent for the Funds or RFS. All Orders are subject to acceptance by RFS or its affiliates. The Fund or RFS or its affiliates may, in their discretion, reject any Orders. RFS may upon notice to the Dealer, suspend sales or withdraw the offering of any of the Shares entirely.

(b) The Dealer acknowledges that each Fund offers its Shares in multiple classes, each subject to differing sales charges and financing structures and hereby represents that it has established written compliance and supervisory procedures designed to ensure that Customers are offered only Shares that are suitable investments for those Customers and to ensure proper supervision of the Dealer’s registered representatives.

(c) The Dealer acknowledges that the Shares may be subject to a contingent deferred sales charge when such Shares are redeemed. As to Customers’ accounts that are not networked, Dealer agrees: (i) to refrain from issuing Shares in street name, or (ii) to monitor the time period during which the applicable contingent deferred sales charge remains in effect, to deduct from any redemption proceeds the applicable contingent deferred sales charge and remit to RFS any such contingent deferred sales charge by 4:00 p.m. Pacific time on the third day following the placement of any applicable Orders.

(d) The Dealer shall render, or cause to be rendered, Administrative, Shareholder Services or Sales Support Services as provided in Appendix B. If the Dealer provides these Services through another person, the Dealer shall remain primarily liable for the performance and quality of these Services as if the Dealer itself performed these Services.

(e) The Dealer shall distribute, or cause to be distributed, at its sole cost and expense, to its Customers all applicable Prospectuses, privacy notices, proxy materials, shareholder reports, shareholder notices and any other documents or materials that the Dealer or the Funds are legally required to provide to the Funds’ shareholders (collectively, “Materials”) in compliance with all applicable legal requirements. This obligation applies to all initial, annual or other ongoing deliveries of Materials to all Customers who beneficially own any Shares.

(f) The Dealer shall provide to RFS or the Funds any reasonably requested information or certifications related to this Section 1.

2.	Compensation and Expenses.

(a) The Dealer will receive all dealer allowances, concessions, sales charges, discounts and other compensation, if any, on each Order as described and set forth in each Fund’s Prospectus. Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund’s Prospectus. RFS must be notified at the time an Order is submitted by the Dealer that the Order qualifies for reduced charges or other discounts.

(b) During the term of this Agreement, RFS shall pay the Dealer all Administrative, Shareholder or Sales Support Service Fees as set forth in Appendix B. RFS’s obligation to make payments of Shareholder or Sales Support Service (12b-1) Fees to the Dealer is contingent upon receipt by RFS of these payments from the Funds. Dealer represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to Dealer’s Customers, will be authorized by Dealer’s Customers (either directly or by operation of applicable law), and will not result in any excessive fees to Dealer.

(c) The Dealer shall: (i) provide to RFS or the Funds any reasonably requested information or certifications related to this Section 2, and (ii) bear all its costs and expenses related to its performance of this Agreement.

3.	Dealer Registration.

(a) The Dealer represents that it: (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) or is exempt from such registration, and (ii) is qualified as a broker-dealer in all states or other jurisdictions in which it offers and sells Fund Shares or is exempt from registration in those states or other jurisdictions. If Dealer sells shares in states or jurisdictions in which it is not presently registered or exempt from registration, it will become qualified to act as a dealer in each such state or jurisdiction prior to offering or selling any Fund shares or will confirm an exemption from registration exists.

(b) The Dealer shall maintain any filings and licenses required by law or regulation to conduct the business contemplated under this Agreement. The Dealer will notify RFS immediately following any violation of applicable law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to perform this Agreement.

(c) The Dealer represents that it is a member of the Financial Industry Regulatory authority (“FINRA”) if it is a broker-dealer, or that it is a member of all applicable banking self-regulatory organizations if it is a bank, as such term is defined in Section 3(a)(6) of the 1934 Act. The Dealer shall comply with the Conduct Rules of FINRA and shall notify RFS immediately following any disciplinary action by, or expulsion or suspension from, FINRA or any other self-regulatory organizations.

4.	Compliance with Federal and State Laws.

(a) The Dealer shall act in compliance with all applicable federal and state securities and, if applicable, banking laws and regulations.

(b) RFS shall, from time to time, inform Dealer as to the states and jurisdictions in which the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Dealer will not offer or sell Shares in any other state or jurisdiction absent the Shares being qualified or exempt from qualification.

(c) RFS will not be responsible for anything in connection with the registration of the Dealer under the laws of the various states or under federal law, its qualification to offer or sell Shares or for any violation of applicable law or regulation arising out of the Dealer’s performance of this Agreement. The Dealer shall provide to RFS or the Funds any reasonably requested information or certifications related to this Section 4.

5.	Unauthorized Representations.

The Dealer shall not make any representations concerning Shares of the Funds except those contained in the Prospectus and printed information issued by each Fund or by RFS as information supplemental to each Prospectus. RFS shall, upon request, supply Dealer with reasonable quantities of Prospectuses. The Dealer shall not use any advertising or sales material relating to the Funds unless approved by RFS in writing in advance of such use. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable law, rule or regulation.

6.	Records.

The Dealer shall maintain all records required by applicable laws, rules and regulations relating to its performance of this Agreement, including the records related to its Customers and their Orders and those required by Rule 22c-2 of the 1940 Act, and shall provide the Rule 22c-2 information as provided in Appendix C. RFS and its affiliates will recognize the Dealer as the holder of a single shareholder account for each beneficial shareholder in each Fund and will not maintain separate accounts for any of the beneficial shareholders. The Dealer shall perform, or arrange for the performance of, all tax reporting for its Customers. Upon the reasonable request of RFS, or of the Funds, the Dealer shall make these records available to RFS or the Fund’s administrator.

7.	Indemnification.

(a) RFS shall indemnify Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against Losses caused by RFS’s material breach, or performance of, this Agreement, except for Losses caused by the willful misconduct or gross negligence of the Dealer or its affiliates.

(b) Dealer, for itself and any designee, shall indemnify the Funds, RFS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the Dealer’s or a designee’s: (i) dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Dealer by or on behalf of RFS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates, (ii) material breach by Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any violation by Dealer or its designee of any Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, this Agreement, except to the extent Losses are caused by RFS’s or its designees’ material breach of this Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement. A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

(c) The indemnification provided for in this Section 7 is conditioned upon the party seeking indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) within ten calendar days following discovery of the facts and circumstances that underlie any claim for Indemnification of those facts and circumstances, unless the failure to notify does not prejudice the Indemnifying Party. No Indemnifying Party, in the defense of any claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

8.	Agency.

Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of any of the Funds or RFS, and Dealer is not authorized to act for

RFS or for any Fund or to make any representations on RFS’s or the Funds’ behalf. This Agreement is not exclusive and RFS may enter into similar arrangements with other institutions.

9.	Termination, Assignment and Amendment.

(a) Either party to this Agreement may terminate this Agreement upon 30 days’ written notice to the other.

(b) RFS, may, in its discretion terminate this Agreement if (i) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is brought under any federal or state law by or against the Dealer, (ii) any of the Dealer’s registrations as a broker-dealer, or its banking charter or similar authorization, is suspended or revoked, (iii) the Dealer’s membership in any self-regulatory organization necessary to its performance of this Agreement is suspended or revoked, (iv) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against the Dealer, or (vi) the distribution agreement between RFS and any Fund is terminated (including as a result of an assignment).

(c) Dealer shall not assign this Agreement to any person unless it receives the prior written consent of the other party hereto. RFS, its successors and assigns may assign this agreement to any person controlled by or under common control with RFS, its successors and assigns.

(d) Sections 2 (for informational purposes only), 6, 7, 12 and Appendix B of this Agreement survive its termination.

(e) This Agreement may be amended by RFS upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon submitting any Order following receipt of that notice.

10.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or three days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to RFS shall be sent to:

Russell Financial Services, Inc.

909 A Street

Tacoma, WA 98402

Attn: Chief Compliance Officer

Notice to Dealer shall be sent to:

[Insert Notice Information]

11.	Miscellaneous.

(a) The captions in this Agreement are included for convenience of reference only and in no way affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(b) This Agreement represents the entire agreement of the parties and supersedes and cancels any prior agreement between the parties with respect to the subject matter of this Agreement.

(c) This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Washington.

12.	Confidentiality.

RFS and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. This Section 12 shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a person not under an applicable duty of confidentiality; or (d) publicly available through no fault or breach by the receiving party.

The parties will comply with Regulation S-P or any similar state or Federal laws or regulations, including not disclosing any non-public personal information, as defined in Regulation S-P, regarding any Customer (the “Customer Information”); but the Dealer or RFS may disclose such Customer Information to any person in the ordinary course of business to perform this Agreement or as may be required by law, rule or regulation.

Both parties represent that they have adopted and implemented procedures to safeguard Customer Information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access, destruction, loss or alteration to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; (5) protect against unauthorized access or use of Customer Information when disposing of customer information; and (6) otherwise ensure Dealer’s compliance with SEC Regulation S-P or such other similar regulation.

13.	Anti-Money Laundering Program.

(a) The Dealer for itself and its correspondents represents that it maintains an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended (the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization. The Dealer shall provide to RFS or the Funds any reasonably requested information or certifications related to this Section 13 or any suspected instances of money laundering by the Dealer or its Customers.

(b) The Dealer shall immediately notify RFS in writing if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds.

14.	Directed Brokerage.

The Fund, Dealer and RFS shall comply with, and no party has agreed to directly or indirectly compensate Dealer in contravention of, Rule 12b-1(h) under the 1940 Act.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

RUSSELL FINANCIAL SERVICES, INC.	DEALER

By:	By:

Its:	Its:

SCHEDULE A

Funds and Related Fees

Table for Purposes of Illustration only

Fund Company/Fund	Share Class	Administrative Services Fee Rate (bps)	Sales Support Fee (bps)	Shareholder Servicing Fees (bps)	Shares Fee Rate[2] (bps) (Administrative Services Fee + Sales Support Fees + Shareholder Service Fees)

APPENDIX A

ORDER PROCESSING

[To be Inserted]

[2] The Administrative Services Fee component of the Plan Shares Fee Rate is paid by RFS or its affiliates from their own sources of revenue. Sales Support and Shareholder Servicing Fees are paid by the Fund Company pursuant to, respectively, a distribution plan and a shareholder services plan, each of which is approved annually by its Board of Trustees. The payment of these fees is described in detail on Exhibit B, attached hereto.

APPENDIX B

Services and Fees

Administrative Services

Pursuant to the Agreement, Dealer shall perform administrative services with respect to the Plans, including but not limited to, the following:

Reserved.

Sales Support Services

Pursuant to the Agreement, Dealer shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Providing facilities to answer questions from prospective investors about the Funds;

2.	Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

3.	Preparing, printing and delivering prospectuses and shareholder reports to prospective investors;

4.	Complying with federal and state securities laws pertaining to the sale of Fund shares;

5.	Preparing advertising and promotional materials;

6.	Assisting investors in Fund shares in completing application forms and selecting dividend and other account options; and

7.	Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RFS or the Funds from time to time.

Shareholder Services

Pursuant to the Agreement, Dealershall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Acting as the sole shareholder of record and nominee for Fund shareholders;

2.	Maintaining account records for Fund shareholders;

3.	Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders and placing net purchase, exchange, and redemption requests for shares of the Funds;

4.	Issuing confirmations to Fund shareholders;

5.	Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services;

6.	Providing Fund shareholder sub-accounting;

7.	Communicating periodically with Fund shareholders;

8.	Answering questions and handling correspondence from Fund shareholders about their accounts;

9.	Providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and

10.	Providing such other similar services as RFS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Fees

1.	In consideration for the Services to be provided by Dealer pursuant to this Agreement, the RFS will calculate and pay Dealer, who shall accept as full payment for services rendered pursuant to this Agreement, the applicable Administrative, Sales Support and/or Shareholder Services fees, respectively, described above at an annualized rate equal to the rates shown on Schedule A hereto. Each such fee shall be paid quarterly, in arrears, based on the average net assets of each class of the Fund shares for which Dealer recognized as the broker of record through the last business day of such quarter. Fees due to Dealer shall be payable no later than 30 days after the end of the quarter in which they were earned.

2.	Dealer and the Company agree that the Administrative Services Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services.

3.	The fee rate payable to Dealer may be prospectively increased or decreased by the Company, RFS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to Dealer.

APPENDIX C

SHAREHOLDER INFORMATION

(a) AGREEMENT TO PROVIDE INFORMATION. Dealer agrees to provide RFS, its designee or any Fund or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all of its Customers who engage in transactions in the Fund’s Shares, as well as such Customers’ account number, the amount, date, name or other identifier of any registered representative(s) associated with such Customers or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer or its correspondents during the period covered by the request.

(b) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. RFS, its designee or any Fund or its designee may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c) FORM AND TIMING OF RESPONSE. Dealer agrees to transmit the requested information that is on its books and records to RFS, its designee or any Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer agrees to: (i) provide or arrange to provide the requested information from Customers who hold an account with an indirect intermediary; or (ii) if directed by RFS, its designee or any Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, Dealer agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

(d) LIMITATIONS ON USE OF INFORMATION. RFS, agrees, on its own behalf and on behalf of any of its designee(s) or any Fund or such Fund’s designee(s) not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of the Dealer.

(e) AGREEMENT TO RESTRICT TRADING. Dealer agrees to execute written instructions from RFS, its designee or any Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Customer that has been identified as having engaged in transactions of the Fund’s Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(f) FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Customers or account(s) or other agreed upon information to which the instruction relates.

(g) CONFIRMATION BY DEALER. Dealer must provide written confirmation to RFS, its designee or any Fund or its designee, as applicable, that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(h) DEFINITIONS. For purposes of this Appendix C, the term “Fund” includes RFS and a Fund’s transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act; “Shares” means the interest of Customers corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Dealer; “Customer” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name; and “written” includes electronic writings and facsimile transmissions.

Appendix A-3

RETIREMENT SERVICES INTERMEDIARY AGREEMENT

This Retirement Services Intermediary Agreement dated                     , 20     is made by and among [Name of Intermediary] (“[Intermediary]”) and Russell Financial Services, Inc. (“RFS”), the principal underwriter for Russell Investment Company (“RIC”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), inclusive of the mutual funds listed on Exhibit A (the “Funds”). The performance of any of RFS’ obligations hereunder may, in RFS’ discretion be performed by its designees.

WHEREAS, [Intermediary] provides, or arranges for the provision of, Administrative Services (a non-exhaustive illustration of which appears on Exhibit B) to various retirement plans (the “Plans”) where [Intermediary] provides operational support in connection with the offering and maintenance of the Plans;

WHEREAS, [Intermediary] and RFS desire the inclusion of the Funds’ shares (“Shares”) as investment options for the Plans; and

WHEREAS, RFS, desires to appoint [Intermediary] as the Funds’ agent for purposes of providing, or arranging for the provision of, “Sales Support Services” and “Shareholder Services” (a non-exhaustive illustration of which appears on Exhibit B) to Plans and their current or prospective participants (the “Participants”), and [Intermediary] desires to accept such appointment, all as more particularly described herein;

[Intermediary], the Funds and RFS hereby agree that the Funds will be available as investment options offered within the Plans, subject to the following:

1.	Trading.

(a)     RFS hereby designates and authorizes [Intermediary] to receive orders for the Funds’ Shares in proper form as RFS may, from time to time instruct (“Orders”), including Orders from its affiliates and correspondents. On each day the New York Stock Exchange is open (a “Business Day”), each Fund calculates its closing net asset value, dividends, income accrual factors, and capital gains information for that day. Orders for Shares purchased or redeemed will be sent by [Intermediary] to RFS or its designee on the morning of the following Business Day after receipt by [Intermediary]. RFS shall process Orders at the applicable Funds’ net asset values described in each Funds’ then-current prospectus, statement of additional information and other offering materials (collectively, the “Prospectus”) subject to: (a) the receipt of the Orders by the [Intermediary] or its affiliates and correspondents prior to the Pricing Time as defined in the Prospectus, (b) Orders are received by Company as provided below, and (c) the Funds receive payment for the Orders no later than the end of Business Day following placement of the Orders. For the purpose of this section, [Intermediary] shall ensure that there are not, after a Fund’s Pricing

Time on any Business Day, any adjustments or revisions to, or any cancellations of, Orders that were received prior to the Pricing Time. [Intermediary] shall ensure the timeliness, accuracy and completeness of all Orders transmitted to it by its correspondents. The Funds and RFS shall be entitled to rely on [Intermediary’s] due diligence in this regard.

(b)     [Intermediary] may designate and authorize such intermediaries or correspondents as it deems necessary, appropriate or desirable (the “Sub-Designees”), to receive Orders. [Intermediary] shall be liable to the Funds and RFS for its and the Sub-Designees’ compliance with the terms of this Agreement and any related agreements to the same extent as if [Intermediary] itself had acted or failed to act instead of the Sub-Designee. [Intermediary] shall: (i) make available to the Funds, RFS or their designees, upon request, a list of all such Sub-Designees; (ii) perform appropriate reviews of its Sub-Designees to ensure compliance with the this Agreement or any related agreements, as well as the Prospectus and all applicable rules and regulations related to the performance of this Agreement or any related agreements; (iii) make available to the Funds, RFS or their designees, upon request, all written records of such reviews; and (iv) facilitate review by the Funds, RFS or their designees of [Intermediary’s] compliance with Rules under Section 22 of the 1940 Act, including delivering periodic compliance certifications as RFS or its designees may reasonably request.

(c)     RFS shall, in accordance with Exhibit C, process Orders submitted by [Intermediary], subject to any discount, commission or concession described in the Prospectus. RFS will not accept Orders whose value is less than the minimum dollar purchase of Funds shares (including Shares being acquired pursuant to any exchange privilege described in the Prospectus) as described in the applicable Prospectus. All Orders are subject to acceptance by RFS, who may, in its sole discretion, reject any Orders in whole or in part. The Funds, RFS or their respective designees may, at its or their sole discretion and without notice, suspend or withdraw the sale of any Shares of the Funds or any class of the Funds’ Shares, including the sale of such shares for the account of any Plan or participant and require that any class of the Funds’ shares be redeemed if any condition of investment, as described in the Prospectus is not met. [Intermediary] on behalf of itself and the Sub-Designees acknowledges that, subject to Prospectus requirements: (i) it will order Fund Shares for Plans and their participants only to cover orders already received for Shares, (ii) it will order the Funds shares only through omnibus trading accounts in [Intermediary’s] name or (iii) if RFS gives [Intermediary] its prior written consent, [Intermediary] may execute Orders through the NSCC Defined Contribution Clearance and Settlement System (the “DCC&S System”) and Networking (together with NSCC Level 3, the “Clearing Organization”). [Intermediary] and its Sub-Designees will not withhold placing Orders received from their customers so as to profit themselves and will place Orders promptly upon receipt. Neither RFS nor their designees will accept any conditional Orders for the Funds’ Shares.

(d)     The procedures for handling orders shall be subject to Exhibit C and the instructions that RFS may forward to [Intermediary] from time to time. Payment to the Funds’ custodian of the purchase price must be made within one Business Day of placing the Order, or a longer time as may be agreed to by RFS or its designee in writing. With respect to any Order, RFS may, if payment for Orders is not received in a timely manner, without notice, cancel any sale of the Funds’ Shares or, at their option, to sell the Funds’ Shares back to the issuer, and they may hold

[Intermediary] responsible for any loss, including loss of profit, and any cost, damage or expense, including reasonable attorney’s fees and expenses suffered by RFS the Funds and their respective representatives and agents resulting from [Intermediary’s] failure to make timely payment. RFS and [Intermediary] shall reasonably cooperate with each other if either of them develops or implements new processing systems for the offer, sale, distribution, custodianship or other processing of the Funds’ Shares.

(e)     [Intermediary] shall assist RFS or its designees in the monitoring and prevention of frequent or other abusive trading in the Funds’ shares in contravention of the Prospectus (“Market Timing”), including taking all reasonable action requested by RFS or its designees with respect to a Plan or any of its participants, such as preventing an accountholder from purchasing additional shares of the Funds. [Intermediary] shall date and time stamp all orders for the purchase or sale of Shares received by [Intermediary] or its Sub-Designees, and to promptly forward such orders to RFS or its designees. [Intermediary] represents that it has procedures in place reasonably designed to ensure that orders received by [Intermediary] are handled in a manner consistent with Rule 22c-1 under the 1940 Act, and any SEC staff positions or interpretations issued thereunder. [Intermediary] shall furnish proof of such date and time stamped orders to RFS or their designees when requested, and shall execute RFS’s or its designees’ instructions to restrict or prohibit further purchases or exchanges by any shareholder that engaged in Market Timing as determined by RFS or its designees.

(f)     Nothing contained in this Agreement will create an exclusive distribution agreement between the parties hereto.

(g)     [Intermediary] shall perform all federal, state and local tax reporting with respect to the Plans and, as applicable, their participants, including, without limitation, redemptions and exchanges.

2.	Documents and Other Materials.

(a)     [Intermediary], or any service provider to [Intermediary], shall maintain records of all purchases and sales of Shares made through [Intermediary] or its Sub-Designees and to furnish , the Funds, RFS, its designees or regulatory authorities with jurisdiction over the Funds or RFS with copies of such records upon request. [Intermediary] shall maintain all records required by applicable laws, rules and regulations relating to its performance of this Agreement, including the records related to Plans or Participants and their Orders required by Rule 22c-2 of the 1940 Act. [Intermediary] represents that all Taxpayer Identification Numbers (“TINs”) provided are certified, and that no account that requires a certified TIN will be established without a certified TIN. [Intermediary] shall provide, or cause such service provider to provide, any reports that RFS or its designees may request or as may be necessary or advisable to RFS’s, or its designees’ or the Funds’ compliance with any law, regulation or order.

(b)     RFS shall provide [Intermediary] with a reasonable quantity (in light of the number of existing Plans or Plan participants) of the Funds’ Prospectuses and any supplements thereto, and other Fund issued documents or materials. In connection with Plans’ initial purchases of the Funds, [Intermediary] shall distribute the Funds’ Prospectuses and other Fund issued documents or materials to the Plans or the Plans’ authorized representatives, at no cost to RFS, its designees or the Funds in accordance with the delivery requirements of applicable law or regulation.

3.	Sales Literature.

[Intermediary] shall not make any representations concerning the Funds or Shares except those contained in the Funds’ Prospectus. [Intermediary] shall not reference the Funds in any offering documents, supplemental sales literature, prospectus wrappers or any other advertising material or information (collectively, “Sales Literature”) produced in connection with the distribution by [Intermediary] of Funds shares to Intermediary’s customers without clearly identifying the Funds by name. [Intermediary] shall provide draft copies of Sales Literature to RFS or its designees and to allow at least 15 Business Days, for RFS or its designees to review Sales Literature prior to its use or submission to any applicable regulatory authority. RFS must either provide comments within 15 Business Days or affirmatively decline to provide comments. Such Literature will not contain any fact or representation that is inconsistent with the facts or representations contained in the Funds’ Prospectus. If RFS, its designees or the Funds provide comments on Sales Literature, or the Sales Literature contains any fact or representation that is inconsistent with the facts or representations contained in the Funds’ Prospectus, [Intermediary] shall not distribute, refer to or otherwise use that Sales Literature unless it resolves RFS’, its designees’ and the Funds’ comments or concerns to their reasonable satisfaction. [Intermediary] shall be solely responsible for cost and contents of any and all regulatory filings of its Sales Materials.

4.	Representations and Warranties.

(a)     [Intermediary] represents and warrants that:

(i)     it is duly organized, validly existing and in good standing under applicable state law, is duly registered with or is a member of, and (where applicable) in good standing, with applicable state and Federal regulatory bodies and all applicable self-regulatory organizations, or exempt from such registrations or memberships, in all states and jurisdictions in which such registrations or memberships are necessary or appropriate for it to provide services as contemplated in this Agreement;

(ii)     (x) it is authorized to enter into and perform this Agreement; and (y) shall comply with all applicable laws and regulations including, but not limited to, federal and state securities laws and regulations (together, “Applicable Law”);

(iii)     it shall not accept orders for Fund shares in any state where such shares are not qualified for sale under the blue sky laws and regulations of such state;

(iv)     it will maintain all records required by Applicable Law;

(v)     in the event [Intermediary] engages one or more third parties to perform any of the services that [Intermediary] is responsible for performing under this Agreement, [Intermediary] has determined that each such agent is capable of performing such services and shall take whatever actions may be necessary or appropriate to ensure that such agents perform such services in accordance with the terms of this Agreement and applicable law. [Intermediary] shall be solely responsible for, and assumes all liability for, the actions and inactions of each such third party in connection with their performance of such services (including, but not limited to, the suitability of each such agent’s internal controls);

(vi)     [Intermediary] shall maintain at all times general liability and other insurance coverage, including without limitation errors and omissions coverage and a fidelity bond, if applicable, that is reasonable and customary in light of its duties hereunder;

(vii)     (x) [Intermediary] will not exercise any of the authority, control or responsibility that may make it a “fiduciary,” as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to cause any account that is subject to ERISA (an “ERISA account”) to invest in Fund shares or, (y) if [Intermediary] is a fiduciary it will (1) fully disclose to each ERISA account the terms of its arrangements under this Agreement, and (2) either offset all fees it receives hereunder with respect to any Fund shares held by such ERISA account against the fees to which [Intermediary] would be entitled from such ERISA account or credit such fees to such ERISA account. [Intermediary] represents and warrants that [Intermediary]’s receipt of fees will not constitute a “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code; and

(viii)     it shall conform to any reasonable compliance standards adopted by RFS or the Funds as to when Fund shares may be appropriately sold to or retained by particular investors.

(b)	RFS represents and warrants that:

(i)     it is duly organized, validly existing and in good standing under applicable state law, is duly registered with or is a member of, and (where applicable) in good standing, with applicable state and Federal regulatory bodies and all applicable self-regulatory organizations, or exempt from such registrations or memberships, in all states and jurisdictions in which such registrations or memberships are necessary or appropriate for it provides services as contemplated in this Agreement;

(ii)     (x) it is authorized to enter into and perform this Agreement; and (y) shall comply with Applicable Law;

(iii)     each Fund is duly organized and validly existing under applicable state law, its shares are duly authorized for issuance in accordance with applicable law, that RIC is registered as an open-end management investment company under the 1940 Act and qualified as a regulated investment company under Subchapter M of the Code;

(iv)     RFS shall take all such actions as are necessary to permit the sale of Fund shares to the Plans, including maintaining the continued registration of Fund shares sold under the terms of this Agreement; that the shares are qualified for sale, or exempt from such qualification, in the jurisdictions indicated on Exhibit D; and that it will notify [Intermediary] if, in the future, any shares are not so qualified; and

(c)     [Intermediary] and RFS shall notify each other if any of the foregoing representations or warranties made by them at any time ceases to be true and describe the actions being taken to cure any inaccuracy.

6.	Compensation.

(a)     During the term of this Agreement, RFS shall pay [Intermediary] all Sales Support Service Fees as set forth in Exhibit A. RFS’ obligation to make payments of Shareholder or Sales Support Service (12b-1) Fees to the Dealer is contingent upon receipt by RFS of these payments from the Funds. [Intermediary] represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to the Plans and, to the extent required, will be authorized by the Plans.

(b)     During the term of this Agreement, RFS shall pay [Intermediary] all Administrative Fees as set forth in Exhibit A. [Intermediary] represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to the Plans and, to the extent required, will be authorized by the Plans.

7.	Privacy and Confidentiality of Information.

(a)     For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated in relation thereto (collectively, “GLBA”). In accordance with GLBA any other applicable state or Federal consumer or customer privacy laws or regulations, the parties shall not disclose any non- Customer Information, but they may disclose such Customer Information to any person in the ordinary course of business to perform this Agreement or as may be required by Applicable Law and shall notify the other parties immediately in the case of any unauthorized or improper disclosure of Customer Information. [Intermediary] shall deliver, or cause to be delivered, all legally required privacy notices to the Funds’ shareholders.

(b)     [Intermediary] represents that it has adopted and implemented procedures to safeguard Customer Information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access, destruction, loss or alteration to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; (5)

protect against unauthorized access or use of Customer Information when disposing of customer information; and (f) otherwise ensure [Intermediary]’s compliance with SEC Regulation S-P or such other similar regulation.

(c)     For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties, whether or not such information is labeled as being confidential or proprietary. Confidential Information does not include information that (1) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (2) was lawfully received by the Receiving Party from a third party free of any known obligation of confidence of such third party; (3) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (4) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order, provided that such disclosure is made only after reasonable notice to the Disclosing Party; or (5) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

(d)     In the event Confidential Information includes Customer Information, the Customer Information clause controls.

8.	Anti-Money Laundering.

(a)     [Intermediary] represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including, to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”), applicable guidance issued by the U.S. Securities and Exchange Commission (the “SEC”) and the guidance and rules of the applicable Exchange and the FINRA (collectively, “Guidance”).

(b)     To the extent legally required, [Intermediary] represents and warrants that it maintains an AML Program that complies with Section 352 of the USA PATRIOT Act and applicable BSA Regulations and Guidance and that includes a Customer Identification Program (“CIP”) that complies with Section 326. [Intermediary] represents and warrants that it will perform all aspects of its CIP procedures with respect to any customer of the [Intermediary] that opens an account or establishes a relationship with RFS or the Funds (a “Customer”). [Intermediary] represents its CIP includes reasonable procedures: (1) to obtain information for and to verify the identity of Customers to enable the [Intermediary] to form a reasonable belief that it knows the true identity of its Customers; (2) to determine whether the Customer appears on any lists of known or suspected terrorists or terrorist organization issued by any federal government agency and designated as such by the Department of the Treasury; (3) to maintain records of the information used to verify the Customer’s identity, including name, address, and other identifying information for at least five years following a Customer’s final redemption from a Fund distributed by [Intermediary]; and (4) to notify Customers that it is requesting information to verify their identities. [Intermediary] will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in the Funds, directly or indirectly, from a foreign shell bank.

(c)     [Intermediary] shall immediately notify RFS or its designees in writing if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds. [Intermediary] shall periodically certify, in form and substance reasonably acceptable to RFS, the Funds or their designees as to AML matters.

(d)     If the Funds, RFS or their designees are required to supply guidance to a securities regulatory organization (“SRO”) or government department or agency about the CIP of the Funds, then [Intermediary] shall allow such SRO or government department or agency to examine its files.

9.	Indemnification.

(a)	Indemnification by RFS.

RFS will indemnify [Intermediary] and each director, officer, employee and its agents against any Losses incurred by any of them caused by: (a) any material breach by RFS or its designees of any representation, warranty or agreement contained in this Agreement, or (b) any willful misconduct or gross negligence by RFS or its designees in the performance of, or failure to perform, its obligations under this Agreement, except to the extent Losses are caused by, [Intermediary]’s material breach of this Agreement, its willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement, or by an Sub-Designee’s violation of Applicable Law, or willful misconduct or gross negligence, in connection with the purchase and redemption of the Funds Shares.

 (b)     Indemnification by [Intermediary]. [Intermediary], for itself and any Sub-Designee, shall indemnify the Funds, RFS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the [Intermediary]’s or a Sub-Designee’s: (i) dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to [Intermediary] by or on behalf of RFS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates, (ii) material breach by of any representation, warranty or agreement contained in this Agreement, or (iii) any violation of Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, this Agreement, except to the extent Losses are caused by RFS’s or its designees’ material breach of this Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement. A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

(c)     Except as expressly provided in this Amendment, no party assumes any responsibility hereunder nor will be liable to the other for any damage, loss of data, or any loss whatsoever caused by events beyond its reasonable control, provided that such events were not capable of mitigation pursuant to a prudent business continuity, disaster recovery, or similar plan. Except with respect to a party’s breach of the confidentiality provisions of Section V of this Agreement, no party to this Agreement shall be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages suffered by the other party in connection with the matters to which this Agreement relates, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other parties hereto of the possibility or likelihood of such damages.

(d)     [Intermediary] shall notify RFS, within 10 days of the occurrence of any action or omission to act that could result in any claim for indemnification.

10.	Applicable Law.

This Agreement will be construed in accordance with the laws of the State of Washington, without reference to the choice of law principles thereof.

11.	Termination.

(a)     This Agreement will terminate as to the availability of Shares of a Fund (if specified) or all of the Funds:

(i)     at the option of [Intermediary] or RFS upon at least 60 days’ advance written notice to the other parties;

(ii)     with respect to any of the Funds, at any time upon RFS’ election, if liquidation or closing of new assets of any of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to [Intermediary] in order to permit the substitution of Funds’ Shares, if necessary, with shares of any of the other Funds pursuant to applicable securities regulations;

(iii)     upon institution of relevant formal proceedings by the FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body at the option of any party who is not the target of those proceedings; or

(iv)     upon assignment of this Agreement, as such term is defined in the Advisers Act, unless such assignment is made with the written consent of each party and in accordance with applicable law.

(b)     Notwithstanding any of the foregoing provisions of this section, and except as relates to fees payable by RFS or its designee pursuant to this Agreement, this Agreement shall be binding for so long as any Plan remains invested in the Funds’ Shares. In the event of a Termination of this Agreement, RFS and the Funds shall be under no further obligation to make any further payments to [Intermediary] related to the Plan affected by such Termination after the first to occur of a substitution, withdrawal or redemption of all of the Funds’ Shares from such Plan.

12.	Notice.

(a)     Each notice required by this Agreement will be given in writing and delivered by U.S. first class mail, overnight courier, or facsimile (with a paper copy provided via U.S. mail), in each case prepaid and addressed, to:

[Intermediary]

[Address]

Attention: [Contact title]

Russell Financial Services, Inc.

909 A Street

Tacoma, WA 98402-5120

Attention: Chief Compliance Officer

Fax Number: 253-xxx-xxxx

Russell Fund Services Company

909 A Street

Tacoma, WA 98402-5120

Attention: Contract Administration

Fax Number: 253-xxx-xxxx

(b)     Any party may change its address by notifying the other parties in writing. Notices will be deemed given upon dispatch.

13.	Entire Agreement.

This Agreement, together with its Exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supercedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

14.	Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned (within the meaning of the Advisers Act) by any party without the written consent of the other parties or as expressly contemplated by this Agreement.

15.	Waiver of Agreement.

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

16.	Enforceability; Remedies.

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

17.	Survival.

Sections “Representations and Warranties,” “Privacy and Confidentiality of Information,” and “Indemnification,” hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Plans are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Plans remain so invested.

18.	Non-Exclusivity.

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

19.	Force Majeure.

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed, and provided that such delays are not subject to mitigation pursuant to a prudent business continuity, disaster recovery or similar program. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

20.	Amendments.

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

21.	Execution.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

[INTERMEDIARY]

By:
Title:

RUSSELL FINANCIAL SERVICES, INC.

By:
Title:

EXHIBIT A

Funds and Related Fees

Table for Purposes of Illustration only

Fund Company/Fund	Share Class	Administrative Services Fee Rate (bps)	Sales Support Fee (12b-1) (in bps)	Shareholder Servicing Fees (in bps)	Retirement Plan Shares Fee Rate[3] (bps) (Administrative Services Fee + Sales Support Fees + Shareholder Service Fees)

[3] The Administrative Services Fee component of the Retirement Plan Shares Fee Rate is paid by RFS or its affiliates from their own sources of revenue. Sales Support and Shareholder Servicing Fees are paid by the Fund Company pursuant to, respectively, a distribution plan and a shareholder services plan each of which is approved annually by its Board of Trustees. The payment of these fees is described in detail on Exhibit B, attached hereto.

EXHIBIT B

Services and Fees

Administrative Services

Pursuant to the Agreement, [Intermediary] shall perform administrative services with respect to the Plans, including but not limited to, the following:

1.	Maintenance of separate records for each participant, whether maintained by [Intermediary] or by a third party administrator, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such participants and the Plan. [Intermediary] will maintain a single master account with each Fund on behalf of each Plan and such account shall be in the name of [Intermediary] (or its designee) as record owner of shares owned by plan participants.

2.	Disbursing or crediting to Plans and plan participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.	Preparing and transmitting to each Plan, through its authorized representative, as required by law, periodic statements showing the total number of shares owned by participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by a Plan.

4.	Supporting and responding to service inquiries from a Plan.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for each Plan.

6.	Generating written confirmations and quarterly statements to each Plan and, if applicable, its participants, through its authorized representative.

7.	Distributing to each Plan, through its authorized representative Funds’ Prospectuses, proxy materials, periodic fund reports to shareholders, shareholder notices and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the Plan.

Sales Support Services

Pursuant to the Agreement, [Intermediary] shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Providing facilities to answer questions from prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares, about the Funds;

2.	Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

3.	Preparing, printing and delivering prospectuses and shareholder reports to prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares;

4.	Complying with federal and state securities laws pertaining to the sale of Fund shares;

5.	Preparing advertising, educational and promotional materials;

6.	Assisting investors in Fund shares, including prospective purchasers of insurance company products investing indirectly in Fund shares, in completing application forms and selecting dividend and other account options; and

7.	Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RFS or the Funds from time to time.

Shareholder Services

Pursuant to the Agreement, [Intermediary] shall perform the following services [n.b., for each counterparty, omit inapplicable services and add any additional relevant services to be performed]:

1.	Acting as the sole shareholder of record and nominee for Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

2.	Maintaining account records for Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

3.	Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders and placing net purchase, exchange, and redemption requests for shares of the Funds, including prospective purchasers of insurance company products investing indirectly in Fund shares;

4.	Issuing confirmations to Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

5.	Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services, including prospective purchasers of insurance company products investing indirectly in Fund shares;

6.	Providing Fund shareholder sub-accounting, including prospective purchasers of insurance company products investing indirectly in Fund shares;

7.	Communicating periodically with Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

8.	Answering questions and handling correspondence from Fund shareholders about their accounts, including prospective purchasers of insurance company products investing indirectly in Fund shares;

9.	Providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and

10.	Providing such other similar services as RFS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Fees

1.	In consideration for the Administrative, 12b-1 and Shareholder Services to be provided by [Intermediary] pursuant to this Agreement, RFS is payor of 12b-1 and shareholder servicing fees and will calculate and pay [Intermediary], who shall accept as full payment for services rendered pursuant to this Agreement, the applicable service fees, respectively as described above at an annualized rate equal to the rates shown on Exhibit A hereto. Each such fee shall be paid quarterly, in arrears, based on the average daily net assets of each class of Fund shares held by the Plans thorough the last business day of such quarter. Fees due to [Intermediary] shall be payable no later than 30 days after the end of the quarter in which they were earned.

2.	[Intermediary] and RFS agree that the Administrative Services Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services.

3.	The fee rate payable to [Intermediary] may be prospectively increased or decreased or terminated by RFS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to [Intermediary].

EXHIBIT C

FUNDSERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

[To be Inserted]

EXHIBIT D

Jurisdictions in Which the Funds May be Offered

[To be Inserted]

Appendix B

SHAREHOLDER SERVICES AGREEMENT

WITH DISTRIBUTOR

RUSSELL INVESTMENT COMPANY

CLASS C SHARES

CLASS E SHARES

CLASS R2 SHARES

CLASS R3 SHARES

Ladies and Gentlemen:

We wish to enter into this Shareholder Services Agreement (“Agreement”) with you concerning the provision of direct or indirect shareholder assistance, support, and administrative services to persons who may from time to time hold or beneficially own or hold as shareholders of record (“Shareholders”) Class C, Class E, Class R2 or Class R3 Shares (each, respectively, “Class Shares”) in one or more of the portfolios (the “Funds”) of Russell Investment Company (“RIC”) for which you are the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”).

The terms and conditions of this Agreement are as follows:

Section 1. You agree to provide or cause to be provided administrative support services to Shareholders who may from time to time beneficially own Class Shares. Such services may include, but neither are required to include nor are limited to the following: (1) acting as the sole shareholder of record and nominee for Class Shareholders; (2) maintaining account records for Class Shareholders; (3) receiving, aggregating and processing Class Shareholder purchase, exchange, and redemption orders from Class Shareholders and placing net purchase, exchange, and redemption requests with us; (4) issuing confirmations to Class Shareholders; (5) providing and maintaining elective services for Class Shareholders such as check writing and wire transfer services; (6) providing Class Shareholder sub-accounting; (7) communicating periodically with Class Shareholders; (8) answering questions and handling correspondence from Class Shareholders about their accounts; (9) providing sweep program servicing; selecting, providing, and maintaining pre-authorized investment allocation plans; and (10) providing such other similar services as we may reasonably require to the extent you are permitted to do so under applicable statutes, rules or regulations. All services rendered or caused to be rendered hereunder by you shall be performed in a professional, competent and timely manner.

Section 2. You will perform or cause to be performed only those activities which are consistent with applicable statutes and regulations.

Section 3. You will provide or cause to be provided such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or by any personnel employed by you or by any person you retain to provide services described in this Agreement) as may be reasonably necessary or beneficial in order to provide the shareholder investment support services contemplated hereby.

Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Class Shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, a copy of each of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect, except as expressly authorized. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class Shares (or orders relating to the same) by or on behalf of Shareholders. You and your employees will, upon request, be available during normal business hours to consult with us and our respective designees concerning the performance of your responsibilities under this Agreement.

Section 6. In consideration of the services and facilities provided or caused to be provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee equal to the percentage of the average net asset value of Class Shares held by Shareholders as set forth on Appendix A hereto. The fee rate payable to you may be prospectively increased or decreased by us in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Class Shares of any and all Funds, including the sale of Class Shares to you for the account of any Shareholder or Shareholders and require that Class Shares be redeemed if any conditions of investment in Class Shares, as described in the applicable then current prospectuses, are not met. Compensation payable under this Agreement is subject to, among other things, the Financial Industry Regulatory Authority (“FINRA”) rules governing receipt by FINRA members of shareholder investment services plan fees from registered investment companies (the “FINRA Rules”). Such compensation shall only be paid for services determined to be permissible under the FINRA Rules, and you agree that any compensation paid under this Agreement is not for activities designed primarily to result in sales of Class Shares.

Section 7. You agree to furnish us or our respective designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Shareholders of the services described herein), and will otherwise cooperate with us and our respective designees (including, without limitation, any auditors or legal counsel designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided or caused to be provided by you hereunder be primarily intended to result in the sale of any shares issued by the Investment Company; (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of Shareholders’ assets in Class Shares of the Funds, will be disclosed by you to Shareholders to the extent required by applicable laws or regulations, will be authorized by Shareholders and will not result in an excessive or unreasonable fee to you, and (iii) in the event an issue pertaining to this Agreement is submitted for shareholder approval, and you have the authority for Shareholders to do so, you will vote any Class Shares held for your own account in the same proportion as the vote of the Class Shares held for Shareholders’ benefit.

Section 10. You agree to conform to compliance standards adopted by us as to when Class Shares in a Fund may be appropriately sold to or retained by particular investors.

Section 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated. This Agreement is terminable with respect to Class Shares of any Fund, without penalty, at any time by us (which termination may be by a vote of a majority of our Disinterested Trustees) or by you upon written notice to the other party hereto.

Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: 909 A Street, Tacoma, Washington 98402; Fax No. 253-439-1880; Attention: President.

Very truly yours,

RUSSELL INVESTMENT COMPANY

Dated as of	By:

Name:

Title:

ACCEPTED AND AGREED TO:

RUSSELL FINANCIAL SERVICES, INC. 909 A Street Tacoma, WA 98402

Fax # (253) 439-2497

Attention:

Dated as of	By:

Name:

Title:

APPENDIX A

Fee Schedule

Class	Fee

Class C	0.25%

Class E	0.25%

Class R2	0.25%

Class R3	0.25%